EXHIBIT 10.1

REAL ESTATE SALE AGREEMENT

THIS AGREEMENT, dated the 16th day of February 2010, is by and between Freedom2, Inc., whose address is 1971 Old Cuthbert Road, Cherry Hill, New Jersey, (hereinafter referred to as "Seller") and Kol Marble and Granite whose address 3 Larwin Road, Cherry Hill, New Jersey (hereinafter referred to as "Buyer").

 RECITALS:

A.           Seller is the owner of the real estate located at 1971 Old Cuthbert Road, Township of Cherry Hill, County of Camden and State of New Jersey, designated as Lot 7, Block 466.01, on the tax map of Cherry Hill Township, and described in the attached Exhibit A hereinafter referred to as the “Property.”

B.           Seller desires to sell and convey and Buyer desires to purchase and receive the Property all upon the terms and conditions hereinafter set forth.NOW THEREFORE, in consideration of the recitals and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1.           SALE AND PURCHASE OF PROPERTY

A.           Upon the terms and subject to all of the conditions contained herein, and the performance by each of the parties hereof of their respective obligations hereunder, Seller agrees to sell, convey, transfer and assign to Buyer, and Buyer agrees to purchase from Seller, all of the Seller’s right, title and interest in and to the Property; including the existing structures and improvements.

B.           The Property includes the contents and fixtures of the Property, but excludes Seller’s trade fixtures.

                2.           PURCHASE PRICE  The price for the Property is One million one hundred fifty thousand dollars ($1,150,00.00).

A.           The purchase price shall be paid as follows:

i.           Upon execution of this Agreement, a deposit of  $57,500.00 to be held in escrow in a non interest bearing escrow account by a title company, which will be identified by the Seller.

ii.           The balance of the purchase price ($1,092,500.00) in cash, certified check, or other immediately available funds at the time of final settlement.

B.           The deposit monies will be held in a non-interest account until Closing or until otherwise provided in this Agreement.  The escrow agent shall not be required to resolve any dispute which may arise between Buyer and Seller concerning the deposit monies.  Escrow Agent shall require written consent from Buyer and Seller before paying out the deposit monies.  In the event of a dispute, Escrow Agent shall retain the deposit monies until it receives a court order authorizing its distribution.

3.           MORTGAGE FINANCING CONTINGENCY/SUFFICIENT ASSETS.

            Buyer's obligation to purchase under this agreement is contingent upon Buyer obtaining a written commitment for ninety-five (95%) percent financing from any reputable commercial lender, to make a first mortgage loan on the Property.  The Buyer shall promptly apply for this loan and make a good faith effort to obtain it.  The Buyer must receive the written commitment by April 5, 2010.  The terms of the commitment must be at least as favorable to the Buyer as the following:

-Principal amount of mortgage loan.....................95%.

-Annual interest rate.............................................Prevailing  %

-Length of mortgage.............................................30 years with monthly payments based on 30 year amortization schedule

-"Points" if any to be paid:  by Buyer................ANY/ALL by Seller..........NONE

The Seller and the Buyer may later agree to extend the date for obtaining the commitment.  The Buyer may accept a commitment on less favorable terms or agree to buy the Property without this mortgage loan.  If none of these events occurs and the Buyer does not receive the written commitment by the above date, either party may cancel this Contract or the buyer may waive this Mortgage Contingency clause and continue with all other terms of this Contract.

             The purchase of the captioned property is not contingent upon the sale of any other property.

4.           SHORT SALE CONTINGENCY.  This Agreement and Seller’s obligations hereunder are contingent upon Seller obtaining approval for a “Short Sale” from its lender and other lienholders and being fully released and discharged from liability for any such liens, encumbrances and underlying loan or other documents of obligation.  See the Short Sale Addendum, attached hereto and incorporated herein by this reference.

5.           TIME AND PLACE OF CLOSING.  Settlement will be made on or about April 20th, at the offices of Buyer's Attorney/Title Agency/Realtor, whichever location is deemed mutually convenient at the time of closing by the parties.  Seller and Buyer agree that all times for performance of this Contract are OF THE ESSENCE.  This means that the Seller and Buyer must perform what is required of them within the time limits set by this Contract, or be in default.  It is recognized however, any extensions of time may be granted in writing by mutual consent of the parties.

6.           REAL ESTATE COMMISSION.

Each party warrants to the other that, to their knowledge, no real estate or other brokers commissions are payable as a result of this transaction except that the Seller has engaged the services of Binswanger of Pennsylvania, Inc  and the seller will be fully responsible for any and all costs associated with their services .

7.           TITLE.

Seller warrants that it is the sole owner of the Property and no one has any other rights therein.  The title of the Property to be transferred by Seller shall be good and marketable title and insurable at regular rates by a reputable title insurance company authorized to do business in the State of New Jersey.  Title to the Property shall be free and clear of all monetary liens and encumbrances.

          Title shall be conveyed by way of bargain and sale deed with covenants against grantor’s acts, which deed shall be prepared at the expense of Seller.  Seller shall also supply an affidavit of title and such other documentation as is reasonably required by Buyer’s title insurance company to insure title.

Seller warrants that all building or other improvement on the Property are within its boundary lines and that no improvements on adjoin properties extend across the boundary lines of the Property.  The title shall be subject to all restrictions, easements and other matters of record. Within five (5) days of the date of their receipt of a fully executed copy of this Agreement, Buyer shall, at its expense, make application for a title commitment for the Property.  Any objection of title shall be promptly communicated to Seller, who shall remove same as a condition to Closing.  Buyer shall also have the right, at its expense, to cause a survey to be made of the Property.

Except as otherwise permitted by the Short Sale Addendum, Seller agrees that, so long as this Agreement is in effect, Seller shall not mortgage, assign, rent, lease, convey, or grant a security interest in, contract to sell or otherwise encumber or dispose of all or any part of the Property without the written consent of Buyer, which consent shall not be unreasonably withheld.

In the event that such title cannot be delivered by Seller as above stated and Buyer is unwilling to accept such title as Seller can deliver, then at Buyer’s option Buyer may, by notice to Seller, given with ten (10) days after notice from Seller that Seller is unable to convey such title, either: (i) accept such title which Seller is able to deliver without any claim for reduction of the purchase price; or (ii) be excused from their obligation to purchase the Property, in which case the deposit monies shall be returned to Buyer and the parties shall have no further liability or obligation to each other hereunder.

8.           ADJUSTMENTS AND INCIDENTAL COSTS.

A.           Taxes, water, sever and other customary adjustments or charges shall be apportioned between Buyer and Seller as of the date of Closing.  All tax adjustments shall be the basis of fiscal year used by the taxing authority.

B.           Seller shall pay for any conveyancing fees, including preparation of Deed, Sellers Affidavit of Title, real estate transfer taxes assessed upon this transaction, lien discharge fees and release of mortgage.

C.           Buyer shall pay for the cost of title insurance premiums.

D.           Each party shall pay their own counsel fees.

E.           The parties shall evenly divide the title company attendance fee, if any.

F.           Seller shall deliver such affidavits of title as are reasonably required by Buyer’s title insurance company.

  9.           STRICT PERFORMANCE.  The failure of the Buyer or Seller to insist upon strict performance of any of the covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment for the future of any such covenants or conditions, but the same shall be and remain in full force and effect.

                10.           POSSESSION.  Seller shall give Buyer possession of the Property, free of all leases, tenancy obligations and claims of right of possession at the time of Closing of title, with the exception of the following:

                11.           ASSIGNMENT AND DESIGNATION OF NOMINEE.  This Agreement shall bind the parties hereto and inure to the benefit of the legal representatives, successors and assigns of the respective parties hereto.  This Agreement may not be assigned by any party without the written consent of the other party.

12.           ENTIRE AGREEMENT.   This Agreement contains the complete agreement between Seller and Buyer, and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever, concerning this sale.  This Agreement shall not be altered, amended, changed or modified except in writing executed by both Seller and Buyer.

13.           MODIFICATION.   This Agreement may not be modified, altered, amended or changed except by an instrument in writing, duly and validly executed by parties hereto.

14.           SEVERABILITY.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability or any other provision.

15.           CONSTRUCTION.   This Agreement was made and executed in the State of New Jersey, and shall be governed by and construed according to the laws of the State of New Jersey.  The parties hereto expressly consent to the exclusive jurisdiction of the Superior Court of New Jersey, Camden County, with regard to any matter relating to the construction, enforcement or termination of this Agreement.

16.           NOTICES.   All notices to be given by either party to the other shall be in writing, shall be served either in person, by fax, express mail carrier or by depositing such notice in the United States mails, certified or regular, properly addressed and directed to the party at the addresses listed above.

17.           AS-IS CONDITION OF PROPERTY AT TIME OF CONTRACT AND CLOSING.  Except as may be otherwise noted herein, the Property is being sold “As-Is,” in its current condition, Seller agrees to maintain the Property and the grounds until Closing and shall deliver the Property on the date of Closing free of debris and in broom clean condition.  Buyer shall have the right to inspect the Property immediately prior to Closing to insure the condition of the Property is as agreed.  Seller represents to Buyer that the Property is serviced by public water and sewer.

A warranty is a promise.  Seller warrants that the plumbing, electrical, and heating systems together with all equipment servicing those systems, central air conditioning, if existing, and all appliances, at the time of settlement, are functioning as well as can be expected (without being deficient) for a commercial system item or appliance of its age.  Buyer shall have the right to inspect the property immediately prior to settlement to ensure that these items are in working order, also that the conditions of the property are as agreed. Seller shall have all utilities in service during the 48 hour period preceding settlement.

The Seller shall transfer the Property to the Buyer in its present condition except for normal wear caused by reasonable use between now and the closing.  The grounds shall be maintained.  The buildings shall be vacant and in broom-clean condition.  All debris and the Seller's personal property not included in the sale shall be removed.  The walks and driveway shall be free of snow and ice.  The Buyer may inspect the Property within 48-hours before the closing on reasonable notice to the Seller.

               18.           CERTIFICATE OF OCCUPANCY; ZONING. The State of New Jersey and/or Township of Cherry Hill may require an inspection(s) of the Property by a representative of the municipality (including inspections concerning smoke detectors and carbon monoxide detectors) and the issuance of a Certificate of Occupancy or Continued Occupancy before title can be transferred.  If so, the Buyer agrees to apply for and obtain same, at its expense, within twenty (20) days of the date of this Agreement.  Any repairs required as a result of the application shall be made at Buyer’s expense.  In the event the cost of any repairs exceeds $10,000.00, Buyer may cancel this Contract.  If Buyer elects to cancel this Contract under this paragraph, the deposit monies paid by the Buyer will be returned. In the alternative, Seller may agree to pay for any required repairs in excess of $10,000.00.

The Seller represents that to the best of its knowledge, information and belief the existing zoning of the Property is designated as Commercial Property and further, Seller is not presently using the Property in violation of any ordinances, zoning or otherwise. The Seller makes no representation or warranty as to whether the Property is currently zoned in such a manner that would permit Buyer’s intended use and Buyer is advised to undertake its own due diligence and make its own assessment in this regard.

            Further, the Seller shall be responsible for obtaining ISRA approval prior to Settlement.

                19.           DEFAULT.  In the event Buyer commits a default of the terms of this Agreement or fails to proceed to settlement as required hereunder, Seller may commence any legal or equitable action to which Seller may be entitled.  In the event Seller commits a default of the terms of this Agreement or fails to proceed to settlement as required hereunder, Buyer shall be entitled to commence any legal or equitable action available to Buyer under the law.

20.           RISK OF LOSS; CONDEMNATION; FLOOD ZONE.  The risk of loss of or damage to the Property is on the Seller until title passes.  In the event of damage to the Property prior to Closing which, in the sole discretion of Buyer, causes Buyer’s performance to be infeasible, Buyer may cancel this Agreement whereupon the deposit monies shall be returned to Buyer.  Seller agrees that Seller shall maintain in force a policy of insurance against fire.

            Seller warrants that it has no knowledge of any action or proceeding pending, threatened or instituted in eminent domain or for the condemnation of any part of the Property.  If Seller becomes aware of same in the future, it shall give immediate written notice to Buyer, who may elect to cancel this Agreement whereupon the deposit monies shall be returned to Buyer.

Seller represents that to the best of its knowledge the Property is not located in a flood zone.  In the event the Buyer determines the Property is located within a flood zone, Buyer will have the option to terminate this Agreement and all deposit monies shall be returned to Buyer and all rights and liabilities of the parties to the contract shall cease and terminate.

21.           ACCESS TO PROPERTY.  Seller agrees to provide Buyer, its employees or agents, whatever access to the property is reasonably necessary for the conducting of inspections, engineering studies, measurement or any other reasonable purpose.

22.           INSPECTIONS/FEASIBILITY STUDY.  Buyer shall have a period of thirty (30) days from the date of this Agreement to conduct inspections, and such other investigations (including but not limited to a Phase I Environmental Study) as the Buyer deems appropriate to determine the condition of the Property and if the Property is suitable for use as intended by Buyer (“Due Diligence Period”).

Although the premises is being purchased "AS IS", the Buyer may order a structural, mechanical, plumbing, heating, and electrical inspection of the Property by an established inspector.  The Buyer may also order inspections of the septic or other sewage disposal system, the water system for potability and pressure, and any environmental inspections.  The inspections must be made within 30 days of the execution of this contract. The Buyer shall pay for the inspections, except for the state mandated well water test, if necessary.  The Seller shall make the Property available for the inspections on reasonable notice.  If the report of any of the inspections reveals a defect in any of the above listed systems requiring repair or replacement in excess of $10,000, the Buyer may cancel or renegotiate this Contract within 5 days after the inspections and be entitled to a return of the deposit.  The Buyer shall include a copy of the inspection report with the notice of cancellation.

  Seller is not obligated to pay for the repair of any defects provided in said inspection report.

               23.           SELLER NOT LIABLE TO BUYER AFTER SETTLEMENT.  All warranties, guarantees, representations of Seller concerning the property, the systems servicing the property, the appliances, lot lines, location of structures, driveways, fences and any other matter affecting this Contract, unless otherwise set forth in writing shall be absolutely void after settlement or delivery and acceptance of possession or occupancy, whichever is earlier.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

Witnessed or attested by:

 Date:                                                                As to Seller

Date:                                                                As to Buyer

SHORT SALE ADDENDUM

Date: February 16, 2010

1.           ADDENDUM to Contract.  This Short Sale Addendum (Addendum) is made a part of the Agreement between Seller and Buyer (“Agreement”) dated February 16, 2010 relating to the sale of the Property known as 1971 Old Cuthbert Road, Cherry Hill, New Jersey (“Property”).

This Addendum shall control in the event of any conflict with the Agreement.  Except as modified, all other terms and provisions of the Agreement shall remain the same.

2.           PURPOSE AND DEFINITIONS.

2.1           Purpose of Addendum.  Seller has debts secured by one or more liens on the Property.  The Purchase Price will not be enough to cover payment for all the liens and costs of sale.  Accordingly, the affected Lien Holders (§ 2.2 below) must agree to a Short Sale (§ 2.3 below).

2.2.           Lien; Lien Holder.  A Lien is a recorded claim or lien against the Property, including, but not limited to, a mortgage, deed of trust, mechanic’s lien, judgment or tax lien ("Lien").  A title insurance commitment may be used to show the Liens against the Property.  A Lien Holder is a creditor who has a Lien and agrees to release its Lien in a Short Sale (§ 2.3 below).

2.3.           Short Sale.  A Short Sale (“Short Sale”) is a transaction in which any Lien Holder releases its Lien against the Property and (a) accepts an amount less than the full amount Lien Holder claims is owed or (b) treats the debt secured by the Lien differently than as originally provided for in the evidence of debt (such as promissory note).  Before a Short Sale can occur, Buyer, Seller, and each Lien Holder (except those creditors that are to be paid the full amount claimed) must consent to the terms of the sale.  Sometimes, a Lien is released but the Lien Holder does not agree to release Seller from liability or reduce the unpaid portion of the debt, and the Seller and any guarantors will remain liable after Closing for that unpaid portion, despite the release of the Lien against the Property at Closing.

2.4.           Short Sale Acceptance.  Short Sale Acceptance (“Short Sale Acceptance”) is when Seller receives one or more written statements, signed by each Lien Holder, that specify the terms and conditions of the Short Sale.

3.           SHORT SALE CONDITIONS.  Notwithstanding anything to the contrary in this Addendum, the Agreement between Seller and Buyer, for the benefit of both Seller and Buyer, is conditional and contingent upon all of the following occurring:

               3.1.           Seller has received from each Lien Holder a Short Sale Acceptance that is acceptable to Seller in Seller’s sole and absolute discretion.

               3.2.           Agreement to Amend/Extend Agreement signed by Buyer and Seller, so long as both parties agree, in their sole subjective discretion, to the changes to the Agreement required by the Short Sale Acceptance.

4.           SELLER DEADLINE FOR SUBMISSION TO LIEN HOLDER.  Seller agrees to submit to each Lien Holder a request for a Short Sale and all documents and information requested by Lien Holder, including a copy of the Agreement, any Counterproposal, this Addendum and amendments.  The initial submission by Seller to each Lien Holder shall be on or before Initial Submission Deadline (§ 5.1 below).  Any additional information or documentation requested of Seller by such Lien Holder shall be submitted within five (5) days of such request or Buyer may terminate the Agreement pursuant to § 7.2 below.

4.1.           Seller Submission Deadline. The Seller Submission Deadline shall be as set forth below.

Event	Deadline	From
Initial Submission	Ten (10)	days from Seller’s receipt of the Agreement signed by Buyer

4.2.           Seller Consents to Lien Holder’s Release of Information.  Seller consents that Lien Holder and its representatives may supply and communicate any loan, financial information, or other information of Seller, confidential or otherwise, with any of the following involved in the transaction and their representatives: Seller’s attorney, Broker or Brokerage Firm working with Seller, transaction coordinator, title insurance company, Closing Company, and the following as checked:  Other Lien Creditors   Broker or Brokerage Firm working with Buyer   Buyer   Buyer’s attorney.

5.           DATES AND DEADLINES.

5.1.           Revised Dates and Deadlines and Other Terms.  Buyer and Seller acknowledge that an Agreement to Amend/Extend Contract (Amend/Extend) may be required to revise the Agreement Deadlines or other terms based on changes required by the Short Sale Acceptance.  If both Buyer and Seller, in their sole subjective discretion, agree to the terms of the Amend/Extend, as evidenced by their signatures on the Amend/Extend; and the offering party to the Amend/Extend receives notice of such acceptance on or before seven days after the earlier of: (a) the receipt by both Buyer and Seller of the Short Sale Acceptance; or (b) the Short Sale Acceptance Deadline (§ 7.1 below), then the Agreement shall be so amended.  If notice of such acceptance is not timely received, the Agreement shall then terminate.

6.           UNCERTAINTY OF SHORT SALE.  Buyer and Seller acknowledge:

6.1.           There are no promises or representations regarding: (a) whether Lien Holder will agree to a Short Sale, (b) the terms of any Short Sale Acceptance, or (c) when the Lien Holder will advise of its decision to agree to a Short Sale or provide the written terms and conditions of the Short Sale Acceptance.

6.2.           Until Closing of the Short Sale, Short Sale Acceptance by the Lien Holder will not prevent, hinder or delay the Lien Holder from initiating or proceeding with any enforcement action, including but not limited to a foreclosure.  In the event Seller loses ownership of the Property through foreclosure, the Agreement shall terminate.

6.3.           A significant period of time may be required to determine if a Short Sale Acceptance will be granted.  Therefore, Buyer should inform Buyer’s lender of this fact for structuring Buyer’s loan, duration of “loan lock”, etc.  Additionally, Closing is normally required to be held shortly following the Short Sale Acceptance.

6.4.           After a Short Sale Acceptance is given, Lien Holder will normally not agree to any additional changes to the terms of the Agreement that differ from the Short Sale Acceptance, to have repairs performed or to reduce the amount it is willing to accept due to the condition of the Property or results of an inspection.  Buyer may want to conduct an inspection of the Property before Seller submits its request for a Short Sale to Lien Holder.  The Purchase Price should reflect the condition of the Property and results of such inspection.  Buyer recognizes the risk that Lien Holder may not agree to the offer submitted by Buyer.

7.           DEADLINE FOR ACCEPTANCE OF SHORT SALE; TERMINATION.  Buyer and Seller must receive written notice of the Short Sale Acceptance on or before Short Sale Acceptance Deadline (§ 7.1 below) or the Agreement shall terminate.

7.1.           Short Sale Acceptance Deadline.

Event	Deadline
Short Sale Acceptance Deadline	April 15, 2010

7.2.           Termination.  If any party has a right to terminate the Agreement, such termination shall be governed by the relevant portions of the Agreement, upon written notice to the other party as described in the Agreement.

7.3           Additional Rights of Termination. Both Buyer and Seller have the right to Terminate the Agreement by written notice to the other party so long as it is received on or before Short Sale Acceptance.  Additionally, Seller has the right to accept subsequent offers from other buyers prior to Short Sale Acceptance without liability to Buyer.

Date:                                                                      Date:

Buyer                                                                                 Buyer

Date:                                                                      Date:

Seller                                                                                  Seller